Exhibit 99.1

AmeriChip International Inc. Provides Update
Friday June 24, 4:15 pm ET


PLYMOUTH, Mich., June 24, 2005 (PRIMEZONE) -- The Board of Directors of AmeriChip International Inc. (OTC BB:ACHI.OB - News) announced that AmeriChip plans to enter into a license agreement with KSI Machine & Engineering, Inc. for the use of AmeriChip's Laser Assisted Chip Control technology. The Company's laser and robot delivered to the KSI facility is now operational. KSI and AmeriChip are also negotiating a joint venture relationship, from which AmeriChip will generate revenues from the application of its proprietary technology in a Tier One environment.

KSI (http://www.ksimachine.com) is a well-established Tier One Supplier Company based in Michigan. KSI is a leader in machining large industrial castings and molds for the automotive and aerospace industries utilizing state-of-the-art CNC machinery that has revolutionized die machining. The benefits of this advanced technology to customers include reduced machine time, unparalleled machining accuracy, and less time through try-out.

On June 20, 2005, the Company notified Cornell Capital that the Company will not be proceeding with the Standby Equity Distribution Agreement and would not be drawing down any common stock pursuant to the Standby Equity Distribution Agreement. The Board of Directors determined that this action was in the best interest of the shareholders and will prevent any further dilution to the current issued and outstanding shares.

Headquartered in Plymouth, Mich., AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more  information,  visit our  website at  http://www.americhipintl.com  or,
contact    R.    Windsor    at    905-898-2646    or,    send   an   e-mail   to
r.windsor@americhipintl.com.
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This  release may include  projections  of future  results and  "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in
this  release,   including,   without  limitation,  in  conjunction  with  those
forward-looking statements contained in this release.

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Source: AmeriChip International, Inc.